Exhibit 99.1

Contacts:	UInvestors/Analysts
Tiffany Louder
Alliance Data
214-494-3048
Tiffany.Louder@AllianceData.com

UMedia
Shelley Whiddon
Alliance Data
214-494-3811
Shelley.Whiddon@AllianceData.com

Alliance Data Reports Third Quarter 2015 Results

•	Revenue Increases 20 Percent to $1.6 Billion
•	Core EPS Increases 14 Percent to $3.95
•	Conversant Turns the Corner

Dallas, TX, October 22, 2015 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced results for the quarter ended September 30, 2015.

SUMMARY	Quarter Ended September 30,
(in millions, except per share amounts)	2015	2014	% Change
Revenue	$1,589	$1,319	+20%
Net income	$130	$165	-21%
Net income attributable to Alliance Data stockholders per diluted share ("EPS") (a)	$2.08	$2.74	-24%
Diluted shares outstanding	61.8	59.9	+3%
*******************************
Supplemental Non-GAAP Metrics (b):
Adjusted EBITDA	$497	$416	+19%
Adjusted EBITDA, net of funding costs and non- controlling interest ("adjusted EBITDA, net") (a)	$453	$376	+20%
Core earnings attributable to Alliance Data stockholders per diluted share ("core EPS") (a)	$3.95	$3.47	+14%

(a)	Profitability measures shown above are net of amounts attributable to the minority interest in Netherlands-based BrandLoyalty, referred to as 'non-controlling interest.'
(b)	See "Financial Measures" below for a discussion of non-GAAP financial measures.

Alliance Data Systems Corporation
October 22, 2015

CONSOLIDATED RESULTS
Revenue increased 20 percent to $1.6 billion while adjusted EBITDA, net increased 20 percent to $453 million for the third quarter of 2015. EPS decreased 24 percent to $2.08    for the third quarter of 2015 due to $0.65 in regulatory settlement charges. Core EPS, which excludes these charges, increased 14 percent to $3.95 for the third quarter of 2015, exceeding guidance of $3.90. Unfavorable foreign exchange rates reduced revenue and core EPS by approximately $59 million and $0.13, respectively, compared to the third quarter of 2014.
Ed Heffernan, president and chief executive officer of Alliance Data, commented, "It was a strong quarter with both revenue and adjusted EBITDA, net up over 20 percent compared to the same period last year. Importantly, organic revenue growth was a robust 12 percent, exceeding our long-term growth target of 3 times GDP. The quarter can be summed up with a few key takeaways:
•
Following sequential revenue declines of 1 percent, 6 percent and 9 percent in the previous three quarters, the "turn" at Conversant materialized during the third quarter. Specifically, after the large decline in the second quarter, revenue rebounded back to flat in the third quarter as the large book of new cross-sell wins with Epsilon began on-boarding. Additionally, adjusted EBITDA increased 9 percent compared to the third quarter of 2014, its first growth in over a year and a half;

•
Organic growth at Epsilon accelerated slightly during the third quarter with revenue and adjusted EBITDA up 5 percent and 6 percent, respectively. That compares with revenue and adjusted EBITDA growth of 4 percent and 5 percent, respectively, in the second quarter of 2015;

•
BrandLoyalty, our European business, bounced back from a down second quarter as revenue and adjusted EBITDA increased 30 percent and 42 percent, respectively, on a constant currency basis. It remains nicely on track to deliver double-digit revenue and adjusted EBITDA growth for the year on a constant currency basis;

•	In Canada, AIR MILES® reward miles issued, the key driver of cash flow, increased 5 percent, the fourth consecutive quarter of growth; and
•
Finally, our Card Services business had another superb quarter as average card receivables grew 30 percent, which drove revenue and adjusted EBITDA growth of 23 percent and 14 percent, respectively. Our book of new business in 2015 has officially hit our goal of a $2 billion vintage, meaning new clients signed this year are expected to add $2 billion to card receivables after three years."

Alliance Data Systems Corporation
October 22, 2015

SEGMENT REVIEW
LoyaltyOne®: Revenue decreased 8 percent to $299 million, and adjusted EBITDA decreased 8 percent to $72 million for the third quarter of 2015. On a constant currency basis, revenue increased 10 percent, while adjusted EBITDA increased 11 percent, compared to the third quarter of 2014.
AIR MILES reward miles issuance increased 5 percent compared to the third quarter of 2014 primarily due to strength in the grocer vertical, while AIR MILES reward miles redeemed increased 7 percent compared to the third quarter of 2014, driven by redemptions related to the instant reward option. The instant reward option, AM Cash, represented 19 percent and 21 percent of miles issued and redeemed, respectively, for the third quarter of 2015.
BrandLoyalty's North American expansion efforts continue to develop. Currently, contracts aggregating in excess of $40 million have been signed in Canada, and a pilot has been scheduled in the U.S.
Epsilon®: Revenue increased 41 percent to $532 million, and adjusted EBITDA increased 60 percent to $135 million for the third quarter of 2015, aided by the Conversant acquisition. Excluding Conversant, revenue and adjusted EBITDA increased 5 percent and 6 percent, respectively, for the third quarter of 2015, driven by strength in technology solutions offset by slight weakness in agency offerings. Adjusted EBITDA margin increased by more than 300 basis points to 25 percent for the third quarter of 2015, primarily due to the Conversant acquisition.
The first-half of 2015 was devoted to the transition of Conversant's business model from its historic site-based advertising approach to a richer, data-driven, audience-based approach. This transition entailed deemphasizing certain commodity-like offerings, which led to an 8 percent decrease in proforma revenue compared to the first-half of 2014. While the transition process is still ongoing, the negative impact of pruning these lower margin offerings is abating. For the third quarter of 2015, proforma revenue was flat, while proforma adjusted EBITDA increased a robust 9 percent. Importantly, cross-selling efforts to Epsilon's and Card Services' clients continue to go well with over 16 contracts signed aggregating an expected $70 million in annual contract value.

Alliance Data Systems Corporation
October 22, 2015

Card Services (previously named Private Label Services and Credit): Revenue increased 23 percent to $764 million and adjusted EBITDA, net increased 14 percent to $289 million for the third quarter of 2015.
Operating expenses increased 20 percent to $266 million, representing 9.4 percent of average receivables compared to 10.1 percent in the third quarter of 2014. The loan loss provision increased 50 percent to $172 million, driven by strong growth in average card receivables and a slight increase in principal loss rates from historical lows. Portfolio funding costs were $37 million for the third quarter of 2015, or 1.3 percent of average credit card receivables, 16 basis points better than the third quarter of 2014.
Credit sales increased 34 percent to $6 billion for the third quarter of 2015, supported by a 9 percent increase in core cardholder spending as tender share gains continued. Average credit card receivables increased 30 percent to $11.4 billion compared to the third quarter of 2014, while net principal loss rates for the third quarter of 2015 were 4.4 percent, up 40 basis points from last year. The increase is primarily due to the seasoning of the large 2013 vintage, which consisted mostly of start-up programs.
Previously, the Federal Deposit Insurance Corporation ("FDIC") notified Comenity Bank and Comenity Capital Bank, both subsidiaries of Alliance Data, that it planned to pursue an enforcement action against them with respect to practices associated with certain credit card add-on products. This matter was resolved during the third quarter with the banks collectively agreeing to a penalty of $2.5 million and restitution of approximately $62 million covering practices engaged in between 2008 and September 30, 2014. Before the FDIC's review began, both banks had made changes to these add-on products that they believe substantially addressed the FDIC's concerns.
YEAR-TO-DATE RESULTS AND GUIDANCE
Ed Heffernan, president and chief executive officer of Alliance Data, commented, "Our year-to-date performance has been very strong, and we expect the fourth quarter to be equally strong. Of note, we expect mid-single-digit revenue growth for Conversant, completing the 'turn'."
Year-to-Date September 30, 2015		Revenue		Adjusted EBITDA, net
		In millions
LoyaltyOne:	Reported	$989	-2%	$197	-7%
	Constant Currency	$1,163	+15%	$229	+8%

Epsilon:	Organic	$1,134	+5%	$218	+5%
	Total	$1,533	+42%	$351	+70%

Card Services:	Total	$2,189	+26%	$822	+16%

Alliance Data Systems Corporation
October 22, 2015

Guidance
The Company is maintaining its revenue and core EPS guidance of $6.5 billion and $15.00, respectively, for 2015. A weaker than projected Canadian dollar entering the fourth quarter is expected to offset the $0.05 of over-performance during the third quarter.
Looking into 2016, the Company believes the overall global macro environment will not impact its ability to deliver on its long-term organic model of high single-digit revenue growth, or 3 times GDP, and low-teens core EPS growth. Accordingly, the initial guidance for 2016 is revenue of at least $7.2 billion, representing an 11 to 12 percent growth rate and core EPS of at least $17.00, representing 13 percent growth over 2015. Both measures are given on a constant currency basis.
Financial Measures
In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA, net of funding costs and non-controlling interest, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company's reported GAAP results, provide useful information to investors regarding the Company's performance and overall results of operations. These metrics are an integral part of the Company's internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company's website. The financial measures presented are consistent with the Company's historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.
Conference Call
Alliance Data will host a conference call on Thursday, October 22, 2015 at 8:30 a.m. (Eastern Time) to discuss the Company's third quarter 2015 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company's website.
If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter "51561281". The replay will be available at approximately 11:45 A.M. (Eastern Time) on Thursday, October 22nd.

Alliance Data Systems Corporation
October 22, 2015

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 15,000 associates at approximately 100 locations worldwide.
Alliance Data's Card Services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, the leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and holds a majority interest in Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.
Follow Alliance Data on Twitter, Facebook, Linked In and You Tube.
Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "continue, " "could," "estimate," "expect," "intend," "may," "predict," "project," "would," and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

Alliance Data Systems Corporation
October 22, 2015
ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	$1,589.1	$1,319.1	$4,690.9	$3,817.2
Operating expenses:
Cost of operations	941.9	806.5	2,899.5	2,424.8
Provision for loan loss	171.7	114.6	461.9	281.8
Regulatory settlement	64.6	—	64.6	—
Depreciation and amortization	123.4	76.4	367.1	224.7
Total operating expenses	1,301.6	997.5	3,793.1	2,931.3
Operating income	287.5	321.6	897.8	885.9
Interest expense, net
Securitization funding costs	23.1	22.8	71.5	68.0
Interest expense on deposits	13.7	9.1	37.1	25.5
Interest expense on long-term and other debt, net	45.3	29.6	132.2	98.6
Total interest expense, net	82.1	61.5	240.8	192.1
Income before income tax	$205.4	$260.1	$657.0	$693.8
Income tax expense	75.0	95.2	231.7	253.9
Net income	$130.4	$164.9	$425.3	$439.9
Less: net income attributable to non-controlling interest	2.0	0.7	3.0	0.8
Net income attributable to common stockholders	$128.4	$164.2	$422.3	$439.1

Per share data:

Numerator
Net income attributable to common stockholders	$128.4	$164.2	$422.3	$439.1
Less: accretion of redeemable non-controlling interest	—	—	15.2	—
Net income attributable to common stockholders after accretion of redeemable non-controlling interest	$128.4	$164.2	$407.1	$439.1

Denominator
Weighted average shares outstanding - basic	61.4	57.7	62.1	55.0
Weighted average shares outstanding - diluted	61.8	59.9	62.6	62.9

Basic – Net income attributable to common stockholders	$2.09	$2.84	$6.55	$7.98
Diluted – Net income attributable to common stockholders	$2.08	$2.74	$6.51	$6.98

Alliance Data Systems Corporation
October 22, 2015

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30, 2015	December 31, 2014

Assets
Cash and cash equivalents	$977.3	$1,077.2
Credit card and loan receivables:
Credit card and loan receivables	11,800.0	11,243.9
Allowance for loan loss	(671.2)	(570.2)
Credit card and loan receivables, net	11,128.8	10,673.7
Redemption settlement assets, restricted	468.4	520.3
Intangible assets, net	1,268.6	1,516.0
Goodwill	3,835.4	3,865.5
Other assets	2,622.2	2,611.3
Total assets	$20,300.7	$20,264.0

Liabilities and Equity
Deferred revenue	$852.2	$1,013.2
Deposits	5,222.4	4,773.5
Non-recourse borrowings of consolidated securitization entities	4,973.2	5,191.9
Long-term and other debt	5,099.2	4,209.2
Other liabilities	1,969.0	2,444.2
Total liabilities	18,116.0	17,632.0
Redeemable non-controlling interest	236.8	235.6
Stockholders' equity	1,947.9	2,396.4
Total liabilities and equity	$20,300.7	$20,264.0

Alliance Data Systems Corporation
October 22, 2015
ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2015	2014

Cash Flows from Operating Activities:
Net income	$425.3	$439.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	367.1	224.7
Deferred income taxes	(62.8)	5.3
Provision for loan loss	461.9	281.8
Non-cash stock compensation	73.3	49.8
Amortization of discount on debt	0.6	12.5
Change in operating assets and liabilities	(216.8)	(19.8)
Originations of loan receivables held for sale	(4,569.8)	(3,645.3)
Sales of loan receivables held for sale	4,556.3	3,636.8
Other	(3.9)	(17.7)
Net cash provided by operating activities	1,031.2	968.0

Cash Flows from Investing Activities:
Change in redemption settlement assets	(16.4)	(48.9)
Change in restricted cash	(0.4)	(316.1)
Change in credit card and loan receivables	(913.8)	(633.3)
Purchase of credit card receivables	—	(379.6)
Proceeds from the sale of credit card portfolio	26.9	—
Capital expenditures	(140.1)	(114.6)
Payment for acquired business, net of cash acquired	(45.4)	(259.5)
Other	(13.8)	(110.8)
Net cash used in investing activities	(1,103.0)	(1,862.8)

Cash Flows from Financing Activities:
Borrowings under debt agreements	2,426.4	1,920.2
Repayments of borrowings	(1,528.9)	(1,580.8)
Proceeds from convertible note hedge counterparties	—	1,519.8
Settlement of convertible note borrowings	—	(1,864.8)
Issuances of deposits	2,191.9	2,342.8
Repayments of deposits	(1,743.0)	(1,431.4)
Non-recourse borrowings of consolidated securitization entities	2,570.0	1,495.0
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(2,788.8)	(1,635.0)
Payment of acquisition-related contingent consideration	(205.9)	—
Acquisition of non-controlling interest	(87.4)	—
Purchase of treasury shares	(856.9)	(217.5)
Other	15.4	16.4
Net cash (used in) provided by financing activities	(7.2)	564.7

Effect of exchange rate changes on cash and cash equivalents	(20.9)	(4.9)
Change in cash and cash equivalents	(99.9)	(335.0)
Cash and cash equivalents at beginning of period	1,077.2	969.8
Cash and cash equivalents at end of period	$977.3	$634.8

Alliance Data Systems Corporation
October 22, 2015

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change
Segment Revenue:
LoyaltyOne	$299.1	$324.5	(8)%	$988.8	$1,009.0	(2)%
Epsilon	532.4	377.6	41	1,532.5	1,082.1	42
Card Services	764.0	622.3	23	2,189.1	1,741.4	26
Corporate/Other	0.2	0.1	nm*	0.3	0.4	nm*
Intersegment Eliminations	(6.6)	(5.4)	nm*	(19.8)	(15.7)	nm*
Total	$1,589.1	$1,319.1	20%	$4,690.9	$3,817.2	23%
Segment Adjusted EBITDA, net:
LoyaltyOne	$64.5	$69.5	(7)%	$197.2	$212.0	(7)%
Epsilon	135.0	84.3	60	351.2	207.2	70
Card Services	289.2	254.6	14	822.4	708.5	16
Corporate/Other	(35.7)	(32.4)	10	(95.0)	(85.2)	12
Total	$453.0	$376.0	20%	$1,275.8	$1,042.5	22%

Key Performance Indicators:
Credit card statements generated	60.0	52.3	15%	177.9	154.4	15%
Credit sales	$6,000.4	$4,479.4	34%	$16,968.8	$12,591.2	35%
Average receivables	$11,369.4	$8,736.7	30%	$10,971.0	$8,310.0	32%
AIR MILES reward miles issued	1,355.7	1,286.7	5%	4,066.8	3,680.2	11%
AIR MILES reward miles redeemed	1,061.3	992.8	7%	3,416.1	3,087.8	11%

* nm-not meaningful

Alliance Data Systems Corporation
October 22, 2015
ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted EBITDA and Adjusted EBITDA, net:
Net income	$130.4	$164.9	$425.3	$439.9
Income tax expense	75.0	95.2	231.7	253.9
Total interest expense, net	82.1	61.5	240.8	192.1
Depreciation and amortization	36.5	28.1	105.0	79.6
Amortization of purchased intangibles	86.9	48.3	262.1	145.1
Stock compensation expense	21.8	18.3	73.3	49.8
Regulatory settlement	64.6	—	64.6	—
Adjusted EBITDA	$497.3	$416.3	$1,402.8	$1,160.4
Less: funding costs (1)	36.8	31.9	108.6	93.5
Less: adjusted EBITDA attributable to non-controlling interest	7.5	8.4	18.4	24.4
Adjusted EBITDA, net of funding costs and non-controlling interest	$453.0	$376.0	$1,275.8	$1,042.5

Core Earnings:
Net income	$130.4	$164.9	$425.3	$439.9
Add back: non-cash/non-operating items:
Stock compensation expense	21.8	18.3	73.3	49.8
Amortization of purchased intangibles	86.9	48.3	262.1	145.1
Regulatory settlement	64.6	—	64.6	—
Non-cash interest expense (2)	6.2	4.3	18.1	24.6
Non-cash mark-to-market gain on interest rate derivatives	(0.1)	(0.1)	(0.2)	(0.2)
Income tax effect (3)	(60.2)	(22.2)	(147.0)	(69.1)
Core earnings	249.6	213.5	696.2	590.1
Less: core earnings attributable to non-controlling interest	5.2	5.8	12.7	16.5
Core earnings attributable to common stockholders	$244.4	$207.7	$683.5	$573.6

Weighted average shares outstanding – diluted	61.8	59.9	62.6	62.9
Core earnings attributable to common stockholders per share - diluted	$3.95	$3.47	$10.92	$9.12

(1) Represents interest expense on deposits and securitization funding costs.
(2) Represents amortization of debt issuance costs and amortization of imputed interest expense associated with the convertible debt.
(3) Represents the tax effect for the related non-GAAP measure adjustments using the expected effective tax rate for each respective period.

Alliance Data Systems Corporation
October 22, 2015

	Three Months Ended September 30, 2015
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$48.6	$42.6	$239.5	$(43.2)	$287.5
Depreciation and amortization	21.1	81.7	18.1	2.5	123.4
Stock compensation expense	2.3	10.7	3.8	5.0	21.8
Regulatory settlement	—	—	64.6	—	64.6
Adjusted EBITDA	72.0	135.0	326.0	(35.7)	497.3
Less: funding costs	—	—	36.8	—	36.8
Less: adjusted EBITDA attributable to non‑controlling interest	7.5	—	—	—	7.5
Adjusted EBITDA, net	$64.5	$135.0	$289.2	$(35.7)	$453.0

	Three Months Ended September 30, 2014
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$52.4	$42.6	$267.8	$(41.2)	$321.6
Depreciation and amortization	22.5	36.6	15.2	2.1	76.4
Stock compensation expense	3.0	5.1	3.5	6.7	18.3
Adjusted EBITDA	77.9	84.3	286.5	(32.4)	416.3
Less: funding costs	—	—	31.9	—	31.9
Less: adjusted EBITDA attributable to non‑controlling interest	8.4	—	—	—	8.4
Adjusted EBITDA, net	$69.5	$84.3	$254.6	$(32.4)	$376.0

	Nine Months Ended September 30, 2015
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$145.9	$69.5	$801.0	$(118.6)	$897.8
Depreciation and amortization	61.6	244.5	54.1	6.9	367.1
Stock compensation expense	8.1	37.2	11.3	16.7	73.3
Regulatory settlement	—	—	64.6	—	64.6
Adjusted EBITDA	215.6	351.2	931.0	(95.0)	1,402.8
Less: funding costs	—	—	108.6	—	108.6
Less: adjusted EBITDA attributable to non‑controlling interest	18.4	—	—	—	18.4
Adjusted EBITDA, net	$197.2	$351.2	$822.4	$(95.0)	$1,275.8

	Nine Months Ended September 30, 2014
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$160.4	$81.3	$751.2	$(107.0)	$885.9
Depreciation and amortization	67.5	110.5	40.9	5.8	224.7
Stock compensation expense	8.5	15.4	9.9	16.0	49.8
Adjusted EBITDA	236.4	207.2	802.0	(85.2)	1,160.4
Less: funding costs	—	—	93.5	—	93.5
Less: adjusted EBITDA attributable to non‑controlling interest	24.4	—	—	—	24.4
Adjusted EBITDA, net	$212.0	$207.2	$708.5	$(85.2)	$1,042.5